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                                                                  EXHIBIT 10.1.1


                       AMENDMENT TO EMPLOYMENT AGREEMENT



         This Amendment to Employment Agreement ("Amendment") is entered into as of December 1, 1993, by and among UNIONFED FINANCIAL CORPORATION, a Delaware corporation ("UnionFed"), UNION FEDERAL BANK, a federal savings bank ("Union Federal") and DAVID S. ENGELMAN ("Executive").

         WHEREAS, UnionFed and Union Federal desire to continue to have the benefits of Executive's knowledge and experience as a full-time employee and consider such employment a vital element to protecting and enhancing the best interests of UnionFed, Union Federal and their shareholders, and Executive desires to continue to be employed full-time with UnionFed and Union Federal; and

         WHEREAS, UnionFed, Union Federal and Executive are parties to an Employment Agreement entered into as of April 1, 1991 (the "Agreement") which provides for the employment of Executive on the terms provided for therein; and

         WHEREAS, UnionFed, Union Federal and Executive desire to amend the Agreement to extend the term thereof and amend the provisions of the Agreement in certain respects as provided for herein;

         NOW, THEREFORE, in consideration of the premises and the mutual covenants set forth herein, the parties hereto agree as follows:

         1. Term. The "Employment Period" provided for in section 1 of the Agreement shall be and hereby is extended until June 30, 1997. On or before July 1, 1995, and annually thereafter on or before each July 1, the Boards of Directors of UnionFed and Union Federal shall review whether the employment period shall be extended and the terms of any extension.

         2. Duties. The last sentence in section 2 in the Agreement is hereby deleted as inapplicable following Executive's departure from the Board of Directors of Commercial Federal Bank.

         3.      Compensation.

         (a) Executive's base salary under Section 3(a) of the Agreement shall be $300,000 for the fiscal year ending June 30, 1994.

         (b) Executive's bonus shall be determined on a fiscal year basis commencing with the fiscal year ending June 30, 1994 and shall be determined in accordance with section 3(c) of the Agreement. The last sentence of section 3(c) is amended to read in full as follows:

                 "The level of Executive's annual bonus in excess of the minimum guaranteed annual bonus, if any, shall be determined by the Executive Compensation and Stock Option Committee of UnionFed based upon the achievement of objective targets and goals to be established by such committee in consultation with Executive."
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         (c)     In order to permit a review of Executive's compensation,
including bonus, on a fiscal year basis, the last paragraph of section 3 of the Agreement is hereby amended to read in full as follows:

                 "The Boards of Directors of UnionFed and Union Federal shall review the compensation of Executive annually during June to determine whether an increase is indicated in Executive's compensation for the upcoming fiscal year. Bonuses for each fiscal year shall be determined and paid prior to September 1 following the end of the fiscal year (provided that if audited financial statements are not yet available such date may be extended to not later than October 1). At no time during the term of this Agreement shall Executive's annual compensation be less than the amounts the amounts specified in this
         Section 3."

         4.      Employee Benefits.

         (a) Section 4(b) of the Agreement shall be amended to insert the following sentence as the second sentence thereof:

                 "In addition to the term life insurance provided to Executive in accordance with such plans, Executive shall be provided with $500,000 of whole life insurance on a split dollar premium payment arrangement with an insurance company acceptable to Executive, with the terms thereof approved by the Executive Compensation and Stock Option Committee."

         (b) Section 4(c) of the Agreement is amended to add the following language:

                 "UnionFed and Union Federal acknowledge that Union Federal has established its 1991 Supplemental Retirement Income Plan
         (the "1991 Plan"), guaranteed by UnionFed, and that UnionFed, Union Federal and Executive have entered into a Participation Agreement with respect to Executive's participation in the Plan. UnionFed and Union Federal acknowledge that Executive has exceeded the number of Minimum Service Months required by the 1991 Plan and the Participation Agreement and that Executive currently is vested for certain benefits as provided in the 1991 Plan and the Participation Agreement."

         (c) Section 4(d) of the Agreement is hereby amended to provide that Executive's automobile allowance shall be $1,000 per month, plus reasonable reimbursement for mileage driven by Executive in the performance of his duties hereunder (excluding commuting miles). Such allowance shall be reviewed annually to determine if any increase is appropriate.

         (d)     The following new section 4(g) is hereby added to the
Agreement:

                 "(g)    UnionFed and Union Federal shall cause Executive to
         be provided legal and/or accounting advice, by professional firms selected by Executive (or reimburse Executive for expenses incurred), in connection with Executive's tax planning (including without limitation income tax, estate and gift tax matters) and preparation of Executive's tax returns, including federal, state and local returns, if any, provided, however, that the obligation of UnionFed and Union Federal hereunder shall not exceed $15,000 in any fiscal year commencing with the fiscal year ending June 30,1994 and provided, further, that any amount unused in any fiscal year


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         shall accrue and be available for the benefit of Executive in subsequent fiscal years during the term of this Agreement and during the 18 months following the termination of this Agreement or the termination of Executive's employment, whichever is later."

         5. Disability. All references to ninety (90) day disability periods in section 5(b) of the Agreement are hereby amended to be one hundred and eighty (180) days.

         6. Stock Options. Section 8(a) is hereby amended to read in full as follows:

                 "(a)     Grant of Stock Options.  Executive acknowledges that
         he has been granted stock options for 255,000 shares of UnionFed common stock, with an exercise price of $1.75 per share, and for 34,800 shares at an exercise price of $1.875 per share, in each case subject to a vesting schedule wherein 25% of such options vest on each September 28 in the years 1995 to 1998. All options granted to Executive shall have a ten year term and all shares delivered under the option grants shall be registered with the Securities and Exchange Commission."

         7. Required Provisions. The following sentence is added to the end of section 9 of the Agreement:

                 "Any payments made to Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with 12 U.S.C. Section 1828(k), a copy of which is attached as Exhibit C, and any regulations promulgated thereunder."

         8. Effect on Agreement. Except as modified by this Amendment, the terms and provisions of the Agreement shall remain in full force and effect throughout the term of the Agreement.

         9. Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment as of the date first above written.

UNIONFED FINANCIAL CORPORATION         EXECUTIVE

By: RONALD M. GRIFFITH                 DAVID S. ENGELMAN
    -------------------------          -----------------------------
    Senior Vice President              David S. Engelman
    General Counsel

UNION FEDERAL BANK,
    a federal savings bank

By: RONALD M. GRIFFITH
    -------------------------
    Senior Vice President
    General Counsel


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BANKS AND BANKING                                                12 SECTION 1828


(k) Authority to regulate or prohibit certain forms of benefits to institution-affiliated parties

    (1) Golden parachutes and indemnification payments

        The Corporation may prohibit or limit by regulation or order, any golden parachute payment or indemnification payment.

    (2) Factors to be taken into account

        The Corporation shall prescribe, by regulation, the factors to be considered by the Corporation in taking any action pursuant to paragraph
    (1) which may include such factors as the following:

            (A) Whether there is a reasonable basis to believe that the institution-affiliated party has committed any fraudulent act or omission, breach of trust or fiduciary duty, or insider abuse with regard to the depository institution or depository institution holding company that has had a material effect on the financial condition of the institution.

            (B) Whether there is a reasonable basis to believe that the institution-affiliated party is substantially responsible for the insolvency of the depository institution or depository institution holding company, the appointment of a conservator or receiver for the depository institution, or the depository institution's troubled condition (as defined in the regulations prescribed pursuant to section 1831i(f) of this title.

            (C) Whether there is a reasonable basis to believe that the institution-affiliated party has materially violated any applicable Federal or State banking law or regulation that has had a material effect on the financial condition of the institution.

            (D) Whether there is a reasonable basis to believe that the institution-affiliated party has violated or conspired to violate--

                (i) section 215, 656, 657, 1005, 1006, 1007, 1014, 1032, or
            1344 of Title 18; or

                (ii) section 1341 or 1343 of such title affecting a federally insured financial institution.

            (E) Whether the institution-affiliated party was in a position of managerial or fiduciary responsibility.

            (F) The length of time the party was affiliated with the insured depository institution or depository institution holding company and the degree to which--

                (i) the payment reasonably reflects compensation earned over the period of employment; and


                                  EXHIBIT C
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